EXHIBIT 99.1

First Mid-Illinois Bancshares, Inc. Announces Third Quarter 2018 Results

MATTOON, Ill., Oct. 25, 2018 (GLOBE NEWSWIRE) -- First Mid-Illinois Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter and year-to-date period ended September 30, 2018.

Third Quarter Highlights

  Record quarterly net income, when adjusted for merger related costs
  Solid loan growth of 1.3% for the quarter, excluding First Bank & Trust, IL (“First Bank”) acquired loans
  Completed the integration and merger of First Bank into First Mid
  Board of Directors declared its next semi-annual dividend at an approximately 6% increase

“The third quarter was another solid period of financial results reflecting the first full quarter of reported numbers with First Bank included,” said Joe Dively, Chairman and Chief Executive Officer.  “Our results represent the continued success in executing on our strategic initiatives, including driving growth both organically and through smart acquisitions.”

“In August, we successfully completed the integration and merger of First Bank into First Mid.  I am pleased with how the organizations have come together with a shared focused on providing exceptional service to our customers.  The merger costs and synergies are on target with our original projections for the transaction.”

“With respect to the SCB Bancorp, Inc. (“Soy Capital”) acquisition, we have received the necessary regulatory and Soy Capital shareholder approvals to move forward with closing the transaction.  We have scheduled the closing for November 15th.  I am excited about bringing the two organizations together with the expansion of products and services for our customers and the diversification and financial benefits to our shareholders,” Dively concluded.

Net Interest Income

Net interest income for the third quarter of 2018 increased by $2.6 million, or 9.6% compared to the second quarter of 2018.  The increase was primarily driven by loan growth and higher yields as well as the inclusion of First Bank for one additional month in the current quarter.  The third quarter included $2.5 million in total loan accretion income, which included $1.0 million in scheduled accretion and $1.5 million in accelerated accretion.  The previous quarter included $1.2 million in total loan accretion income.

In comparison to the third quarter of 2017, net interest income increased by $7.2 million, or 31.5%.  The increase was primarily attributable to the addition of First Bank as well as growth in the loan portfolio and higher yields that were partially offset by higher funding costs.

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.89% for the third quarter compared to 3.79% in the prior quarter.  The increase from the second quarter of 2018 was driven by higher yields on the loan portfolio and increased accretion income, partially offset by higher funding costs.  For the quarter, and excluding accretion income, the increase in loan yields outpaced the increase in funding costs.

In comparison to the third quarter last year, the net interest margin increased by 0.21%.  The yield on earning assets increased by 0.39%, while the overall cost of funding increased by 0.18%.

Loan Portfolio

Total loans increased by $23.5 million, or 1.0%, during the quarter.  When excluding the acquired loans from First Bank, total loans increased by 1.3% in the quarter.  The growth in the third quarter was diversified by market and primarily in the categories of commercial real estate, commercial and industrial, and agriculture.  Excluding accretion income, loan yields increased by nine basis points in the quarter to 4.43%.

Loans increased by $532.6 million when compared to third quarter last year.  The increase was a combination of strong organic growth over the last twelve months and the addition of loans from the First Bank acquisition.

Asset Quality

Asset quality measures were generally consistent with the prior quarter with reported asset quality metrics impacted by the purchase accounting tied to the First Bank acquisition.  At September 30, 2018, nonperforming loans were 1.2% of total loans.  Allowance for loan losses at quarter end was 0.99% of total loans, and the allowance for loan losses to non-performing loans was 85.4%.  Non-performing loans were $27.9 million.

Net charge-offs were $0.8 million during the third quarter compared to $0.6 million in the prior quarter.  The Company recorded a provision for loan losses of $2.5 million during the third quarter compared to $1.9 million in the second quarter and $1.5 million in the third quarter of last year.

Deposits

Total deposits ended the period at $2.65 billion, representing a decrease of $19.5 million in the quarter.  Similar to the same period in prior years, the third quarter has historically had seasonal declines in deposits due to the nature of some of the Company’s business customers.  The Company’s average rate on cost of funds was 0.46% for the quarter compared to 0.38% in the second quarter.  The increase was due to one additional month of First Bank, which carried a higher funding cost, and the continued rise in interest rates.

Deposits increased by $433.9 million when compared to the third quarter last year.  The increase was driven by a combination of organic growth and the addition of First Bank.

Noninterest Income

Noninterest income for the third quarter of 2018 was $7.9 million compared to $8.4 million in the second quarter.  Excluding the $0.8 million gain on the sale of a trust preferred security in the second quarter, noninterest income increased by $0.3 million.  The increase in the period was primarily attributable to higher service charge income and one additional month of First Bank.

In comparison to the third quarter of 2017, noninterest income increased by $0.3 million.  The increase from last year was attributable to the addition of First Bank and higher brokerage and insurance revenues.

Noninterest Expenses

Noninterest expense for the third quarter totaled $24.5 million compared to $20.8 million in the second quarter.  The increase in the period was primarily attributable to the additional month of First Bank and the associated merger related costs tied to the completion of the bank merger and system conversion in the quarter.  Acquisition related costs totaled $4.0 million in the current quarter compared to $0.9 million in the second quarter.  The Company’s efficiency ratio, on a tax equivalent basis, for the third quarter 2018 was 61.56%, which includes acquisition related costs.

In comparison to the third quarter of 2017, noninterest expenses increased $6.6 million.  The increase was primarily attributable to the addition of First Bank and higher acquisition related costs.

Regulatory Capital Levels and Dividend

The Company’s capital levels remained comfortably above the “well capitalized” levels and ended the period as follows:

Total capital to risk-weighted assets	14.62%
Tier 1 capital to risk-weighted assets	13.73%
Common equity tier 1 capital to risk-weighted assets	12.60%
Leverage ratio	11.24%

On October 23, 2018, the Company’s Board of Directors declared its next semi-annual dividend at $0.36 per share, which represents an increase of approximately 6%.  The dividend is payable on November 14th for shareholders of record as of November 7th.

Capital

During the third quarter, the company did not sell any shares under the previously announced ‘at-the-market’ equity offering.

About First Mid-Illinois Bancshares, Inc.: First Mid-Illinois Bancshares, Inc. is the parent company of First Mid Bank & Trust, N.A., First Mid Insurance Group and First Mid Wealth Management.  First Mid Bank & Trust was first chartered in 1865 and has since grown into a $3.4 billion community-focused organization that provides financial services through a network of 57 banking centers in 42 Illinois and Missouri communities and a loan production office in Indiana.  More information about the Company is available on our website at www.firstmid.com.  Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol “FMBH”.

Non-GAAP Measures:  In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures.  The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance.  Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.  These non-GAAP financial measures are detailed as supplemental tables and include “Net Interest Margin, tax equivalent,” Tangible Book Value per Common Share,” and “Common Equity Tier 1 Capital to Risk Weighted Assets”.  While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP.  These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements:  This document may contain certain forward-looking statements about First Mid and Soy Capital, such as discussions of First Mid’s and Soy Capital’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. First Mid and Soy Capital intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid and Soy Capital, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the possibility that any of the anticipated benefits of the proposed transactions between First Mid and Soy Capital will not be realized or will not be realized within the expected time period; the risk that integration of the operations of Soy Capital with First Mid will be materially delayed or will be more costly or difficult than expected; the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals; the failure of the proposed transactions to close for any other reason; the effect of the announcement of the transaction on customer relationships and operating results; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; changes in interest rates; general economic conditions and those in the market areas of First Mid and Soy Capital; legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s and Soy Capital’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid and Soy Capital; and accounting principles, policies and guidelines. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:  Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	As of
	September 30,	December 31,	September 30,
	2018	2017	2017

Assets
Cash and cash equivalents	$64,485	$88,879	$69,643
Investment securities	670,672	649,596	692,195
Loans (including loans held for sale)	2,400,160	1,939,501	1,867,562
Less allowance for loan losses	(23,839)	(19,977)	(18,589)
Net loans	2,376,321	1,919,524	1,848,973
Premises and equipment, net	47,327	38,266	38,638
Goodwill and intangibles, net	102,014	70,829	71,331
Bank owned life insurance	51,443	41,883	41,601
Other assets	43,215	32,562	32,075
Total assets	$3,355,477	$2,841,539	$2,794,456

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$493,935	$480,283	$430,036
Interest bearing	2,157,462	1,794,356	1,787,441
Total deposits	2,651,397	2,274,639	2,217,477
Repurchase agreement with customers	98,875	155,388	116,360
Other borrowings	150,236	70,351	118,302
Junior subordinated debentures	28,958	24,000	23,980
Other liabilities	9,178	9,197	6,906
Total liabilities	2,938,644	2,533,575	2,483,025

Total stockholders' equity	416,833	307,964	311,431
Total liabilities and stockholders' equity	$3,355,477	$2,841,539	$2,794,456

FIRST MID-ILLINOIS BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Interest income:
Interest and fees on loans	$28,850	$20,385	$75,219	$61,337
Interest on investment securities	4,511	4,179	13,271	12,585
Interest on federal funds sold & other deposits	127	50	287	320
Total interest income	33,488	24,614	88,777	74,242
Interest expense:
Interest on deposits	2,217	1,028	5,149	2,840
Interest on securities sold under agreements to repurchase	72	51	196	137
Interest on other borrowings	707	426	1,683	987
Interest on subordinated debt	405	236	1,013	680
Total interest expense	3,401	1,741	8,041	4,644
Net interest income	30,087	22,873	80,736	69,598
Provision for loan losses	2,551	1,489	5,483	5,051
Net interest income after provision for loan	27,536	21,384	75,253	64,547
Non-interest income:
Trust revenues	919	925	2,934	2,696
Brokerage commissions	660	536	1,986	1,550
Insurance commissions	877	670	3,202	3,148
Service charges	2,009	1,758	5,447	5,160
Securities gains, net	0	254	901	589
Mortgage banking revenues	368	347	939	875
ATM/debit card revenue	1,979	1,595	5,443	4,828
Other	1,107	1,576	2,915	4,280
Total non-interest income	7,919	7,661	23,767	23,126
Non-interest expense:
Salaries and employee benefits	11,600	9,648	32,851	29,685
Net occupancy and equipment expense	3,530	3,129	10,308	9,378
Net other real estate owned (income) expense	(61)	385	22	530
FDIC insurance	174	210	740	679
Amortization of intangible assets	838	545	2,059	1,651
Stationary and supplies	328	168	725	539
Legal and professional expense	1,071	871	3,925	2,596
Marketing and donations	468	338	1,253	909
Other	6,542	2,618	11,777	9,102
Total non-interest expense	24,490	17,912	63,660	55,069
Income before income taxes	10,965	11,133	35,360	32,604
Income taxes	2,731	3,538	8,699	10,545
Net income	$8,234	$7,595	$26,661	$22,059

Per Share Information
Basic earnings per common share	$0.54	$0.61	$1.91	$1.76
Diluted earnings per common share	0.54	0.61	1.90	1.76

Weighted average shares outstanding	15,290,539	12,528,674	13,982,339	12,498,913
Diluted weighted average shares outstanding	15,306,218	12,535,809	13,999,159	12,506,576

FIRST MID-ILLINOIS BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)
	As of and for the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017

Loan Portfolio
Construction and land development	$91,355	$88,481	$109,076	$107,594	$77,179
Farm loans	191,724	184,887	122,564	127,183	126,096
1-4 Family residential properties	367,343	378,573	289,899	293,667	301,897
Multifamily residential properties	100,368	105,948	60,881	61,798	72,323
Commercial real estate	814,574	803,362	699,142	681,757	647,184
Loans secured by real estate	1,565,364	1,561,251	1,281,562	1,271,999	1,224,679
Agricultural loans	120,770	113,533	74,336	86,631	81,383
Commercial and industrial loans	540,387	502,211	458,697	444,263	443,473
Consumer loans	57,248	59,090	28,784	29,749	30,074
All other loans	116,391	140,598	134,318	106,859	87,953
Total loans	2,400,160	2,376,683	1,977,697	1,939,501	1,867,562

Deposit Portfolio
Non-interest bearing demand deposits	$493,935	$526,117	$478,303	$480,283	$430,036
Interest bearing demand deposits	749,396	781,360	707,759	700,376	678,302
Savings deposits	397,910	405,287	374,594	359,065	364,277
Money Market	481,799	434,559	389,020	390,880	423,486
Time deposits	528,357	523,541	342,215	344,035	321,376
Total deposits	2,651,397	2,670,864	2,291,891	2,274,639	2,217,477

Asset Quality
Non-performing loans	$27,924	$24,729	$17,869	$17,513	$19,788
Non-performing assets	30,065	27,237	19,849	20,347	22,051
Net charge-offs	757	603	261	1,022	1,109
Allowance for loan losses to non-performing loans	85.37%	89.15%	116.24%	114.07%	93.94%
Allowance for loan losses to total loans outstanding	0.99%	0.93%	1.05%	1.03%	1.00%
Nonperforming loans to total loans	1.16%	1.04%	0.90%	0.90%	1.06%
Nonperforming assets to total assets	0.90%	0.81%	0.70%	0.72%	0.79%

Common Share Data
Common shares outstanding	15,294,925	15,285,146	12,677,846	12,660,748	12,618,026
Book value per common share	$27.25	$26.91	$24.50	$24.32	$24.68
Tangible book value per common share	$20.58	$20.20	$18.95	$18.73	$19.03
Market price of stock	$40.33	$39.30	$36.45	$38.54	$38.40

Key Performance Ratios and Metrics
End of period earning assets	$3,081,929	$3,103,956	$2,634,223	$2,602,578	$2,566,809
Average earning assets	3,090,835	2,949,144	2,625,684	2,581,277	2,605,652
Average loans	2,375,303	2,244,639	1,956,156	1,885,144	1,840,570
Average deposits	2,652,292	2,522,584	2,247,447	2,240,829	2,248,387
Average rate on average earning assets (tax equivalent)	4.35%	4.16%	3.95%	4.01%	3.96%
Average rate on cost of funds	0.46%	0.38%	0.32%	0.29%	0.28%
Net interest margin (tax equivalent)	3.89%	3.79%	3.65%	3.72%	3.68%
Return on average assets	0.98%	1.27%	1.18%	0.66%	1.08%
Return on average common equity	7.92%	11.23%	10.86%	5.95%	9.95%
Efficiency ratio (tax equivalent) [1]	61.56%	56.65%	57.16%	59.08%	54.54%
Full-time equivalent employees	686	711	591	592	584

[1] Represents non-interest expense divided by the sum of fully tax equivalent net interest income and non-interest income. Non-interest expense adjustments exclude foreclosed property expense and amortization of intangibles. Non-interest income includes tax equivalent adjustments and non-interest income excludes gains and losses on the sale of investment securities.

FIRST MID-ILLINOIS BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017

Net interest income as reported	$30,087	$27,454	$23,195	$23,475	$22,873
Net interest income, (tax equivalent)	30,604	27,951	23,660	24,332	23,729
Average earning assets	3,090,835	2,949,144	2,625,685	2,581,277	2,605,652
Net interest margin (tax equivalent) [1]	3.89%	3.79%	3.65%	3.72%	3.68%

Common stockholder's equity	$416,833	$411,326	$310,587	$307,964	$311,431
Goodwill and intangibles, net	102,014	102,618	70,324	70,829	71,331
Common shares outstanding	15,295	15,285	12,678	12,661	12,618
Tangible Book Value per common share	$20.58	$20.20	$18.95	$18.73	$19.03

Common equity tier 1 capital	$335,552	$325,572	$254,487	$246,798	$247,104
Risk weighted assets	2,662,706	2,678,691	2,289,235	2,290,253	2,184,812
Common equity tier 1 capital to risk weighted assets [2]	12.60%	12.15%	11.12%	10.78%	11.31%

[1] Annualized and calculated on a tax equivalent basis where interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 21% during 2018 and 35% during 2017 and includes the impact of non-interest bearing funds.

[2] Defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end.